Exhibit 5(a)

February 19, 2010

E. I. du Pont de Nemours and Company

1007 Market Street

Wilmington, Delaware 19898

Sir/Madam:

Reference is made to this Registration Statement on Form S-8 being filed by you with the Securities and Exchange Commission, relating to one hundred and fifty thousand (150,000) shares of E. I. du Pont de Nemours and Company (hereinafter called “the Company”) $0.30 par value Common Stock (“Common Stock”). It is my opinion that:

(a)    the Company is duly organized and existing under the laws of the State of Delaware; and

(b)    all shares of Common Stock so registered are or will when sold, be legally issued, fully paid and nonassessable.

I hereby consent to the use of this opinion in connection with the above-mentioned Registration Statement.

Very truly yours,
/s/ Thomas L. Sager

Thomas L. Sager
Senior Vice President and General Counsel